Exhibit  2.1

TRANSCRIPTION  OF  HAND-WRITTEN  FAX  COMMUNICATION  DATED  12/24/97.


     MARK  A.  SMITH
     ATTORNEY  AT  LAW
     2305  BROADWAY
     BOULDER,  COLORADO    80304-4106
     Telephone:  (303)  444-1713
     FAX:  (303)  449-2198

December  24,  1997                                                    VIA FAX

To:     Jon Northrop, CEO, Bion Environmental Technologies, Inc. ("BION")

From:   Mark  A.  Smith

Fax No: 303-294-0983          No. of Pages (excluding this page):  10

Re:     BION  Warrant  Exchange    ("EXCHANGE")

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Dear  Mr.  Northrop:

     Below find a summary of the terms for an exchange of BION warrants for restricted BION common shares and a new class of BION warrants ("Z Warrants"). Based on the items set forth below, my clients Dublin Holding, Ltd. and LoTayLingKyur, Inc., my wife, Kelly Moone, and I (together with our children and others who have been our donees of BION warrants) agree to participate in the EXCHANGE:

1) The EXCHANGE, which results from an offer which we first made on 11/23/97, has been subject to ongoing negotiations which culminated in an oral agreement reached yesterday afternoon during our meeting in Golden, Colorado;

2) The purpose of the EXCHANGE is to restructure the capital structure of BION in order to:

a) address the repeatedly made concerns of investment bankers and stock brokers, including without limitation individuals at: 1) at least 2 North
Carolina brokerage firms; 2) Global Financial Group; 3) Sauceda & Granville; and, as recently as this past Monday, 4) Cohig that the capital structure was too complex, contained too many warrants exercisable at prices, below and/or near current market prices and looked too much like the capital structures found in old fashioned "blind pool" scam deals;

b) remedy the fact that the stock of BION was already being priced as if 10,000,000 shares of stock were outstanding;
c) facilitate NASDAQ application process under rules promulgated in the last six months;

d) make the stock of BION more attractive to brokerage firms (and individual brokers) so that they will become involved with BION; and

e) properly posture BION with investment bankers with regard to additional funding in the public and private markets which BION intends to pursue during 1998.

3) The EXCHANGE shall be effective on January 1, 1998 subject to the contingencies set forth herein:

a) the transaction shall be "tax-free" pursuant to 351 of IRC (and/or other applicable provisions) except as to "boot" reflecting the value of the Z Warrants which BION and the EXCHANGE participants agree have nominal value; BION shall provide a tax opinion regarding this condition as a condition precedent to closing;

b) all holders of BION Class E1 and/or Class X warrants shall participate in the EXCHANGE and shall exchange all warrants of all classes of BION which they own; BION may include other holders of classes of warrants which are owned by persons who also own Class E1 or X Warrants (for example, if a holder of Class E1 or X Warrants also owns Class A Warrants which are included in the EXCHANGE, BION may allow other holders of Class A Warrants to participate in the EXCHANGE); additionally, BION may allow employees of BION who do not own Class E1 or X Warrants to participate so long as such employees own (and exchange) not less than 100,000 BION warrants, inaggregate;

c) all newly issued BION securities results from the EXCHANGE shall be issued as restricted shares and all persons who receive 65,000 or more BION shares in the EXCHANGE shall take the BION shares subject to a two year holding period prior to public resale;

d) BION shall indemnify and hold harmless all participants in the EXCHANGE from any and all liability under 16(b) ("short swing profits") derived from matching the EXCHANGE transactions with any other transactions;

e) definitive documentation concerning language of warrants, voting rights, resale restrictions, registration rights, etc.

4) For calculation purposes and to equate various classes of warrants to one another, an aggregate "exchange value" ("EV") shall be calculated as set forth below. BION and the participants agree and acknowledge that EV does not
                                                                           ---
equal fair market value or price or any equivalent for the warrants to be exchanged or to be issued in the EXCHANGE. EV has been calculated to make "apples and orange and pears, etc." equivalent to one another only:

a) The EV of each warrant to participate in the EXCHANGE shall be determined as set for at Exhibit A hereto (8 pages) which contains Black-Scholes values for each class of BION warrants anticipated to participate as of the stock market close ($7 3/8 per share) on 12/15/97 as calculated by BION's accounting firm (EKS&H) based on closing market price, BION stock volatility and applicable terms and exercise prices of warrants;

b) Each participant's total Participant Exchange Value ("PEV") shall be calculated by multiplying the number of warrants owned by participant in each class by the Black-Scholes values in Exhibit A;

c) Each participant shall be issued a number of BION restricted common shares calculated by dividing his PEV by $7.375;

d) Thereafter, for each participant's shares to be issued shall be multiplied by $5.50 to yield an intermediate value ("IV") which shall be subtracted from each PEV with the resulting number ("ZV") to be used to calculate issuance to the participant of Z Warrants. The number of Z Warrants to be issued to each participant shall equal ZV divided by $2.88. The Z
Warrant  shall  be  exercisable  at  $15.00  per  share  until  12/31/01.

e) Although $7.375 has been used to calculate the number of BION shares to be received by each participant, the participants and BION agree and acknowledge that this greatly overstates the current value of BION shares in the quantities being issued in the EXCHANGE as it represents "free trading", unrestricted BION shares priced by a "thin", limited trading market and that $7.375 has been used for the purposes of the EXCHANGE because it was the "value"/"price" embedded in the Black-Scholes calculations, further, the participants and BION agree and acknowledge that the $2.88 Black-Scholes value for the Z Warrants is only a calculational number and does not represent the economic or fair market value of the Z Warrants which the participants and BION believe to be of nominal value only in light of the financial condition of BION and the large multiple of Z Warrant exercise price to large negotiated transactions in BION restricted stock during the past year.

5) To simplify closing of the EXCHANGE, the EXCHANGE shall be effective upon meeting the contingencies set forth above and the return (for exchange) to BION of warrant certificates of sufficient quantity so that after the EXCHANGE the participants own not less than 80% of the common stock of BION provided, however, that the effective date shall be not earlier than January 1, 1998 nor later than January 15, 1998. Thereafter, BION shall issue the
BION  shares  and  Z  Warrants  as  required  by  the  EXCHANGE.



              /s/  Mark  A.  Smith
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     Mark  A.  Smith